Exhibit 5.1

Holme Roberts & Owen LLP
1700 Lincoln Street
Suite 4100
Denver, CO 80203

April 27, 1999

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:  Form S-8 Registration Statement for EFTC Corporation Equity Incentive
Plan

Dear Sir or Madam:

Holme Roberts & Owen LLP has acted as counsel to EFTC Corporation (the "Company") in connection with its preparation and filing with the Securities and Exchange Commission (the "Commission") on April 27, 1999, of its registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), ("the Registration Statement") covering an additional 2,575,000 shares of its Common Stock which may be acquired through participation in the EFTC Corporation Equity Incentive Plan ("the Plan").

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Common Stock, when sold and delivered by the Company pursuant to the Plan, as described in the Registration Statement, will be legally issued, fully paid, and non-assessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

We do not express an opinion on any matters other that those expressly set forth in this letter.

Very truly yours,


HOLME ROBERTS & OWEN LLP


By: /s/ Susan L. Oakes
    Susan L. Oakes